Exhibit 10.16

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Brian Baker
President & CEO
Dynatronics Corporation
7030 Park Center Dr.
Salt Lake City, Utah 84121

This document constitutes a formal Master Service Agreement (the “Agreement”) between Dynatronics (“Customer”) and Millstone Medical Outsourcing, LLC (“Millstone”). This Agreement will begin as of the date that this Agreement is executed by both parties and shall remain in effect for an initial term of three (3) years from that date and may be extended or terminated pursuant to the terms of this Agreement.

The specific details of engineering, packaging, audit or other service arrangements will be detailed in one or more Statements of Work, Quality Agreements, and/or Master Batch Record, all of which are hereby incorporated by reference into this Agreement. Pricing will be set forth in each applicable Statement of Work.

Standard Terms and Conditions

1.
Performance. Millstone will provide Customer with all services and work set forth in the Statements of Work and/or Master Batch Record (the “Services”) by and between the parties to this Agreement in consideration of the fees set forth in each Statement of Work. From time to time, Customer may provide Millstone with a Purchase Order (requesting the performance of Services and/or additional services not otherwise set forth in a Statement of Work (any such additional services shall be included in the definition of Services). This Agreement, together with any duly-executed Quality Agreement, Statement(s) of Work, Master Batch Record, Non-Disclosure Agreement and any Purchase Orders taken together constitute this Agreement.

2.
Term and Termination. This Agreement shall commence as of the date that this Agreement is executed by both parties (the “Effective Date”) and shall extend for an initial period of three (3) years from the Effective Date and shall thereafter automatically renew each year for successive one (1) year terms unless terminated earlier in accordance with this Agreement; provided, however, that the terms and conditions of this Agreement shall remain in effect beyond the expiration of the current term or any termination pursuant to section 2(b)(iii) until the expiration of any Statements of Work or Purchase Orders outstanding as of the date of termination and the full and complete payment by Customer for Services provided thereunder. Any reference in this Agreement to “term” shall refer to the current term whether it is the initial three (3) year term or any renewal term.

a)
Either party may terminate this Agreement (i) upon not less than [***] days written notice in the event the other party materially breaches its obligations hereunder, unless such breach has been cured within such [***] day period, or within a reasonably extended period if Customer has begun to cure the breach and Millstone has agreed to an extended cure period, or (ii) upon written notice, effective immediately, if the breach is causing continuing damage or loss to the non-breaching party and such breach is incapable of cure. Failure to make timely payment for the Services provided by Millstone hereunder shall constitute a material breach of this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

b)
Either party may terminate this Agreement by written notice if:

i.
the other party petitions for relief under any bankruptcy law or if any bankruptcy petition should be filed against the other party and the same is not discharged within thirty (30) days; the other party is the subject of an involuntary petition in bankruptcy; a receiver is appointed for the business of the other party; the other party makes an assignment for the benefit of creditors; the other party is unable to pay its debts as they fall due; the other party altogether ceases to do business;

ii.
total destruction of the premises where the Services are provided or partial destruction of such premises if the partial destruction prohibits Millstone from satisfactorily performing the Services; or

iii.
the terminating party provides at least [***] days prior written notice to the other party. The terminating party may terminate with or without cause if such termination is made pursuant to this Section 2(b)(iii).

c)
In the event either party exercises its right to termination for any reason pursuant to this Agreement, Customer shall pay Millstone for the Services performed up to the date of termination within thirty (30) business days of the date of termination and for the amount of any Services provided after the date of termination, as applicable, pursuant to Section 2(a) and in accordance with the invoices pertaining to such Services.

d)
Any conditions of this Agreement which by their terms or nature extend beyond the termination or cancellation of this Agreement shall remain in effect and shall apply to the parties' respective successors and permitted assignees.

3.
Conflicts. In the event of an express conflict between a provision of this Agreement, a Statement(s) of Work, and/or a Purchase Order, this Agreement shall prevail over the Statement(s) of Work and the Statement(s) of Work shall prevail over any Purchase Order. The terms of this Agreement shall prevail over the terms of any Quality Agreement. In the event of an express conflict among provisions of this Agreement and any other manner of subsequent agreement between Customer and Millstone with respect to the subject matter hereof, the terms of this Agreement, in the order set forth above in this Section 3, shall prevail. Notwithstanding the foregoing, if any subsequent agreement, including, without limitation, a Statement of Work or Purchase Order, expressly references this Agreement and states that a specific term(s) or provision(s) of the subsequent agreement shall prevail, then such specific term(s) or provision(s) of the subsequent agreement shall prevail over the terms of this Agreement.

4.
Pricing and Billing.

As consideration for Millstone’s performance hereunder, Customer will pay to Millstone all fees based upon pricing and billing terms and conditions for the Services as set forth in the Statement(s) of Work or accompanying schedules or attachments.

Millstone will provide Customer with a monthly or weekly invoice for all Services performed during the particular period to which a particular invoice applies. All periodic charges will be invoiced at the beginning of each month or period. For validation services, Customer shall prepay fees for the writing of documents. Execution and test fees will be invoiced when samples are sent out to the third party test facilities. If test costs are greater than the estimate provided, Millstone will pass through the difference to the Customer. Customer will pay such invoices via EFT within thirty (30) days after receipt thereof. With all past due amounts, interest shall accrue at a rate of [***] per annum.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

5.
Limitation of Liability/Customer’s Risk of Loss.

(a)
Limitation of Liability Generally and Customer’s Risk of Loss. Millstone’s aggregate maximum liability to Customer with respect to any expense, damages, loss, injury or liability of any kind or from any cause whatsoever, and regardless of the form or cause of action shall not exceed Millstone’s net service revenues actually collected by Millstone from Company in the six (6) months immediately preceding the event giving rise to such liability. Millstone shall be liable only for proven actual damages incurred as a direct result of Millstone’s material breach of this Agreement, and not for any other reason except Millstone’s gross negligence, willful misconduct. MILLSTONE SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL LOSSES OR DAMAGES TO CUSTOMER, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFIT OR LOSS OF USE EVEN IF MILLSTONE IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. Customer may not exercise any right of set-off with respect to payments due to Millstone. Customer acknowledges and agrees that all products, materials, and any other Customer property shall remain owned by Customer at all times and Customer shall be responsible for notifying its creditors, as applicable, and for insuring products, implants, kits and any other Customer property while at the Millstone facilities, in transit, or stored at off-site locations. AS SUCH, NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT CUSTOMER ASSUMES THE RISK OF LOSS AND MILLSTONE SHALL HAVE NO LIABILITY FOR LOSS OF OR DAMAGE TO ANY OR ALL CUSTOMER PROPERTY IN MILLSTONE’S FACILITIES, IN TRANSIT, OR STORED OFF-SITE, FOR LOSS RESULTING FROM ANY REASON, INCLUDING WITHOUT LIMITATION, LOSS RESULTING FROM FIRE OR OTHER CASUALTY, FAILURE OF MILLSTONE’S ENVIRONMENTAL CONTROLS, OR ANY CAUSE REASONABLY BEYOND THE CONTROL OF MILLSTONE (INCLUDING, WITHOUT LIMITATION, ACTS OF NATURE AND CHANGES IN APPLICABLE LAWS OR REGULATIONS), EXCEPT THAT THIS PROVISION SHALL NOT APPLY TO LOSS RESULTING FROM MILLSTONE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)
Special Limitation of Liability for Shipment or Packaging Failure. Millstone will process all shipments in accordance with client-approved documentation and client-supplied shipment configuration validations when applicable. Millstone will use best efforts to ensure product safety and integrity in preparing product for shipment and ship product via the requested shipment method. Millstone’s aggregate maximum liability to Customer with respect to any expense, damages, loss, injury or liability to the extent caused by any negligence or willful misconduct of a third party courier (e.g. Federal Express) shall not exceed [***] per shipment, subject to the aggregate limit set forth in Section 5(a). Further, Millstone shall not be liable for damage to Customer’s products other than (i) for proven actual losses and damages incurred as a direct result of Millstone’s failure to comply with client-approved documentation and client-supplied shipment configuration validations as set forth in any Statements of Work or Quality Agreement, (ii) Millstone’s failure to comply with packing and shipping industry standards, or (iii) Millstone’s gross negligence.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c)
No Liability for Adherence to Customer Instructions. Notwithstanding any provision herein to the contrary, Millstone shall have no liability to Customer for any claims, losses or expenses to the extent directly caused by Millstone’s adherence to the instructions and/or procedures designated in writing by and specific to Customer (whether set forth in a Statement of Work, Quality Agreement or otherwise).

6.
Indemnity.

a)
Millstone agrees that it shall indemnify and hold harmless Customer, its subsidiaries, affiliates, successors, assigns, officers, directors, managers, agents and representatives, (collectively, "Customer Indemnified Parties") to the fullest extent permitted by law, from and against all losses, liabilities, damages, and expenses (including reasonable attorneys’ fees) incurred by Customer Indemnified Parties in any third party claim, action, or lawsuit, to the extent such losses, liabilities, damages, and expenses are finally determined by a court of competent jurisdiction (or by specific reference in a settlement of litigation consented to by Millstone) to have been directly caused by Millstone’s breach of a material obligation of Millstone under this Agreement, except to the extent that such losses, liabilities, damages, and expenses resulted from Customer’s negligence or willful misconduct. If Customer seeks indemnification hereunder from Millstone with respect to a third party claim, Customer will notify Millstone as promptly as practicable and give Millstone an opportunity to defend the claim. Customer will extend reasonable cooperation in connection with such defense. If Millstone fails to defend the claim within a reasonable time, Customer may assume the defense thereof, and Millstone will repay Customer for all expenses incurred in connection with such defense (including reasonable attorneys’ fees, settlement payments and payments of judgments) until Millstone assumes such defense. The foregoing indemnity obligations will extend only to the losses, costs or expenses actually suffered by Customer, reduced by any offsetting funds or services received from any third party including any insurer. Customer Indemnified Parties must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on Customer Indemnified Parties or could serve as a precedent for other matters. Millstone’s indemnification obligations shall be subject to the terms and limitations set forth in Section 5 and Section 6(c).

b)
Customer agrees that it shall indemnify and hold harmless Millstone, its subsidiaries, affiliates, successors, assigns, officers, directors, managers, employees, agents and representatives (collectively, “Millstone Indemnified Parties”), to the fullest extent permitted by law, from and against all losses, liabilities, damages, and expenses incurred by Millstone Indemnified Parties in any third party claim, action, or lawsuit, to the extent such losses, liabilities, damages, and expenses are directly caused by (i) any breach of or failure by Customer to perform any of its representations, warranties, covenants or material obligations set forth in this Agreement, (ii) Customer’s property or products violating a third party’s rights, including without limitation, a third party’s intellectual property rights, (iii) Customer’s breach or violation of any law, regulation, or ruling, or (iv) any act, error or omission (active or passive) constituting negligence or willful misconduct by Customer or its officers, directors, employees, agents, or affiliates. However, Customer has no obligation to indemnify Millstone Indemnified Parties to the extent the liability for which Millstone Indemnified Parties seek indemnification was caused by the negligence or willful misconduct of any Millstone Indemnified Parties. Customer will respond promptly to any matter described above, and defend Millstone Indemnified Parties. Customer will reimburse Millstone Indemnified Parties for all costs of defending the matter, including reasonable attorneys’ fees, incurred by Millstone Indemnified Parties if Customer or Customer’s insurer does not assume defense because of actual or potential conflicts of interest. Millstone Indemnified Parties must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on Millstone Indemnified Parties or could serve as a precedent for other matters.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

c)
Notwithstanding anything herein to the contrary, Millstone shall have no liability or obligation to indemnify any Customer Indemnified Parties for any claims, losses or expenses arising out of Millstone’s acts or omissions, if such acts or omissions are a result of Millstone’s adherence to the risk characteristics and/or procedures designated or otherwise agreed to by Customer in any Statements of Work, Quality Agreement, Purchase Order, Master Batch Record and/or other valid agreement between Customer and Millstone.

7.
Insurance. Millstone shall, at its own cost and expense, maintain insurance in form and coverage in accordance with industry standard business practices and standards. Millstone shall furnish Customer with proof of such insurance upon Customer’s reasonable request. Customer shall, at its own cost and expense, maintain insurance in form and coverage in accordance with industry standard business practices and standards, but in any event, with minimum liability limits of [***]. Such coverage limit shall in no way limit Customer’s liability to Millstone hereunder. As set forth in Section 5, Customer shall be responsible for insuring all of Customer’s products, implants, kits and any other Customer property while at Millstone facilities, in transit, or stored at off-site locations. Customer shall provide certificate(s) of insurance to Millstone evidencing compliance with the foregoing upon Millstone’s reasonable request. Customer shall provide at least thirty (30) days’ written notice to Millstone of any cancellation of any of Customer’s insurance policies relevant to coverage for indemnification, risk of loss, or any other liability of Customer hereunder. If either party neglects to maintain sufficient insurance, it shall be directly responsible to the other for any losses arising hereunder. Customer shall not require Millstone to include Customer as an “additional insured” or “loss payee” on any Millstone insurance policy.

8.
Compliance with Laws. Each party hereto shall comply strictly with all applicable federal, state and local laws, rules and regulations (collectively, “Laws”) imposed by any governmental authority on any activity of either party hereunder, and this Agreement is made subject to all such Laws in effect now or in the future.

9.
Non-solicitation. During the term of this Agreement and for a period of one (1) year thereafter, Customer shall not solicit, or use temporary services contractors to solicit any employees or contractors of Millstone directly or indirectly rendering services hereunder. In addition to its other remedies at law and in equity, Millstone shall be entitled to seek injunctive relief to enforce this provision or any other provision set forth in this Agreement.

10.
Proprietary Information; Confidentiality and Non-Disclosure. Millstone and Customer agree to hold in confidence, any information which has been designated, either in writing or verbally, by the disclosing party as confidential information or is otherwise by its nature confidential or proprietary to the disclosing party, including but not limited to financial and other business information (“Proprietary Information”). Proprietary Information will be maintained in confidence for the term of this Agreement and thereafter. All Proprietary Information will be returned by the receiving party to the disclosing party when it is no longer needed or upon the termination of this Agreement, whichever comes first. Proprietary Information does not include (i) information lawfully in the possession of the receiving party prior to the disclosure by the disclosing party, (ii) information which becomes known to the general public through no act or omission of the receiving party and (iii) information which is lawfully disclosed to the receiving party by a third party. Neither Millstone nor Customer shall use, reproduce, copy or disclose any of the other party’s Proprietary Information, in whole or in part, without the written consent of the other party, except that Proprietary Information of one party may be used, reproduced, copied or disclosed to others by the other party on a confidential basis when such use, reproduction, copy or disclosure is necessary for the receiving party to perform Services, any Additional Services and/or any other covenants or other obligations under this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.
Assignment; Subcontractors. Customer hereby consents to the assignment and transfer of this Agreement by Millstone to any third party in connection with the transfer of substantially all of Millstone’s assets, the sale of a majority of Millstone’s outstanding membership or other ownership interests, or a merger in which Millstone is not the surviving entity. No other assignment or transfer of this Agreement shall occur without the prior written consent of the non-transferring party. Millstone may use one or more subcontractors in the performances of Services under this Agreement; provided, however, that Millstone shall ensure that such subcontractors shall abide by and comply with the terms of this Agreement, as applicable, and further provided that the use of such subcontractors shall not relieve Millstone from any obligations hereunder and Millstone shall be responsible for such subcontractors' performance.

12. Representations and Warranties.

a)
Millstone represents and warrants that all Services shall be performed in a workmanlike manner and as may be further defined in the Statement(s) of Work, a Purchase Order, the Master Batch Record and/or Quality Agreement. Millstone shall maintain the premises where the Services are provided in a neat, clean and orderly manner.

b)
Except as provided in Section 13(a) above, Millstone makes no representations or warranties to Customer, express or implied, including without limitation implied warranties of result, infringement, merchantability or fitness for a particular purpose, design or use, or implied warranties arising from course of dealing, usage and trade or course of performance.

c)
Customer represents and warrants to Millstone that all incoming shipments of Customer products to Millstone have been adequately decontaminated prior to shipment to Millstone, per federal regulatory requirements. Customer represents and warrants that all goods shipped from Customer facilities to Millstone are free of blood borne pathogens and other harmful contaminants prior to forwarding to Millstone.

d)
Customer represents and warrants that the products, materials, and other Customer property, provided to Millstone in connection with performance of the Services, including, without limitation, the design or operation of such products, materials, and other Customer property, do not infringe upon, misappropriate or otherwise violate any right of any third party, including, but not limited to, intellectual property rights of a third party.

e)
Customer represents and warrants that it is in compliance with the insurance coverage requirements set forth in Section 7.

f)
Customer acknowledges and agrees that this Agreement applies only to the processing of Customer products; no other Customer company, division or affiliate of Customer is covered except as may be set forth in Section 6 or except as otherwise permitted under this Agreement.

13. Invalid Provisions. If any provision of this Agreement is held to be unenforceable, the unenforceable provision shall be construed as nearly as possible to reflect the original intent of the parties and the remaining provisions shall remain in full force and effect.

14.
No Third Party Reliance. Except as otherwise expressly set forth herein, the terms and conditions set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person or entity that is not a party to this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

15.
Governing Law; Disputes; Venue. This Agreement will be subject to the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. Any and all disputes arising hereunder shall be resolved by binding arbitration before a single arbitrator in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. Each party hereby consents to the selection of such exclusive venue. The costs of such arbitrator shall be paid one-half by Millstone and one-half by Customer, unless the arbitrator imposes an alternative arrangement. The ruling of such arbitrator shall be final, binding and not subject to appeal. The arbitrator shall have the authority to order the reimbursement of legal fees and expenses in connection with its ruling.

16.
Entire Agreement; Counterparts; Amendments. This Agreement, together with its applicable attachments and exhibits, constitutes one and the same legally binding instrument and the entire agreement between the parties with respect to its subject matter and supersedes all prior offers, contracts, agreements, representations, and understandings made to or with Customer, whether oral or written, relating to the subject matter hereof. All amendments to this Agreement shall be in writing and signed by authorized representatives of the parties. The Agreement may be executed in counterparts and each such counterpart shall constitute a single agreement. Executed signature pages transmitted by facsimile or electronically shall be deemed original signatures.

17.
Independent Contractors. All parties shall be independent contractors, maintaining complete control over their respective personnel and operations. Nothing herein shall be deemed to constitute any party to be the partner of the other, or to constitute either the agent or legal representative of the other, or to create any fiduciary relationship between them.

18.
Notices. Any notice, proposal or communication required or permitted to be given hereunder shall be given in writing and shall be delivered (i) in person, (ii) by registered mail, postage prepaid, return receipt requested, or (iii) by facsimile, addressed as follows:

To Millstone:
580 Commerce Drive
Fall River, MA 02720
Fax: 508-679-8414
Attn: Karl Neuberger

To Customer:
7030 Park City Dr.
Salt Lake City, Utah 84121
Attn: Brian Baker

19.
Force Majeure. If because of force majeure, Millstone is unable to carry out any of its obligations under this Agreement and if Millstone promptly notifies Customer in writing, expressly claiming such force majeure, Millstone’s obligations under the Contract shall be suspended to the extent made necessary by such force majeure. All costs of Customer incurred during a force majeure suspension of the Agreement, including but not limited to the value of the product and all costs concerning the manufacture and delivery of the product, shall be solely at Customer’s expense, and Millstone disclaims all liability for any costs incurred by Customer. As used herein, “force majeure” means any cause reasonably beyond the control and without fault or negligence of Millstone, including but not limited to fire, flood, lightening, explosion, war, strike, embargo, labor dispute, government requirement, power outage, civil or military authority, act of god or nature, inability to secure materials or transportation facilities, act or omission of carriers or suppliers, acts or failures to act of any governmental authority, or any other causes beyond Millstone’s reasonable control whether or not similar to the foregoing, which wholly or substantially prevents the packing, transportation, loading, unloading, delivery, or storing of the product.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.
Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, reach of or default under any provision of this Agreement shall be in writing, and unless such written waiver otherwise specifically stipulates, shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

21.
Non-Exclusive Agreement. Nothing in this Agreement shall prohibit Millstone from performing like or similar services for any other person or entity.

22.
Headings. Section headings in this Agreement included only as a matter of convenience for reference only and shall not be given any effect in construing this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below by their respective duly authorized representatives.

Accepted and Agreed to:

	Dynatronics Corporation		Millstone Medical Outsourcing, LLC
By:	/s/ Brian Baker	By:	/s/ Karl Neuberger
Name:	Brian Baker	Name:	Karl Neuberger
Title:	President & CEO	Title:	Chief Executive Officer
Date:	July 8, 2020	Date:	July 8, 2020